News Release

For Information Contact:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER PROMOTES CRISTINA GALLO-AQUINO TO
VICE PRESIDENT AND CONTROLLER

MIAMI, September 8, 2010 – Ryder System, Inc. (NYSE: R) today announced the appointment of Cristina Gallo-Aquino as Vice President and Controller. In this position, Ms. Gallo-Aquino serves as the Company’s principal accounting officer and is responsible for corporate accounting and planning, internal and external financial reporting, vehicle administration, as well as accounting for insurance, benefits, payroll and sales tax. In addition, Ms. Gallo-Aquino will continue to serve as a member of Ryder’s Diversity & Inclusion Council.

“Cristy brings a strong combination of financial accounting expertise and more than a decade of experience working on Ryder financial matters to this important role,” said Executive Vice President and Chief Financial Officer Art Garcia.

Prior to this appointment, Ms. Gallo-Aquino served as Assistant Controller, where she was responsible for Ryder’s Corporate Accounting, Benefits Accounting and Payroll Accounting departments. She joined Ryder from LNR Property Corporation in 2004 as Director of Technical Accounting, and later served as Director of Corporate Accounting and then Senior Director of Corporate Accounting.

Ms. Gallo-Aquino began her accounting career in KPMG’s audit practice, where she spent seven years serving primarily Ryder as well as other corporate accounts. She received her bachelor of accounting degree (cum laude) from Florida International University, where she later earned a master of business administration degree.

In assuming the role of the Company’s controller, Ms. Gallo-Aquino succeeds Art A. Garcia, who was recently named Executive Vice President and Chief Financial Officer of Ryder.

About Ryder

Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as the top third party logistics provider, and Security magazine has named Ryder the number-one company for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.